Exhibit 3.19

CERTIFICATE OF AMENDMENT
BEFORE THE ISSUANCE OF STOCK
TO THE
CERTIFICATE OF INCORPORATION
OF
BROADVIEW NETWORKS FUNDING, INC.
(Pursuant to Section 241)
     The undersigned, being the Sole Incorporator of Broadview Networks Funding, Inc., a Delaware corporation (the “Corporation”), hereby certifies on behalf of the Corporation as follows:
     1. The name of the Corporation is Broadview Networks Funding, Inc. The Corporation’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on September 5, 2000 (the “Certificate of Incorporation”).
     2. The Corporation has not yet received any payment for any of its stock and this Certificate has been duly authorized in accordance with Section 241 of the General Corporation Law of the State of Delaware.
     3. The Certificate of Incorporation is hereby amended by deleting ARTICLE FIRST in its entirety and replacing it with the following:
     FIRST: The name of the Corporation is Broadview NP Acquisition Corp.
     IN WITNESS WHEREOF, this Certificate has been duly executed by the Sole Incorporator of the Corporation as of the 5th day of March, 2002.

/s/ Edward A. Davis
Edward A. Davis
Sole Incorporator Mayer, Brown, Rowe & Maw 1675 Broadway New York, NY 10019

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 05:00 PM 03/05/2002 020150398 — 3283772